Exhibit 99.1

Oasis Petroleum Inc. Announces 2011 Select Operational Results and Preliminary Financial Results and an Outlook for 2012

Houston, Texas — January 26, 2012 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced operational results and proved reserves for 2011, updated its financial outlook for 2011, and provided an outlook for 2012, including its capital budget.

Achievements in 2011 include:

•	Completed and placed on production 63 gross (49.2 net) operated wells during 2011.
•	Increased average daily production to 10,724 barrels of oil equivalent per day (“Boepd”) in 2011, up from 5,206 Boepd in the prior year for an increase of 106%.
•	Had $491 million of cash, cash equivalents, and short-term investments and had no outstanding debt under the revolving credit facility as of December 31, 2011.
•

Increased total proved oil and natural gas reserves at December 31, 2011 to 78.7 million barrels of oil equivalent ("MMBoe"), a 98% increase over year-end 2010 proved reserves. Approximately 88% of proved reserves at year-end 2011 consisted of oil and 46% were developed.

•	Continued to high-grade and grow leasehold position to 307,430 total net acres in the Williston Basin, primarily targeting the Bakken and Three Forks formations.

“Production more than doubled in 2011, growing to 10,724 barrels of oil equivalent per day in 2011 from 5,206 barrels of oil equivalent per day in 2010,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “Our estimated proved reserves nearly doubled to 78.7 million barrels of oil equivalent at year-end 2011, up from 39.8 million barrels of oil equivalent at year-end 2010. Despite harsh operating conditions in the first half of 2011, the Oasis team pulled together and overcame daunting obstacles to achieve dramatic production growth. We believe that our achievements in 2011 have set up Oasis for a tremendous year in 2012.”

Operational Results for Bakken and Three Forks

Oasis completed and brought on production 63 gross (49.2 net) operated wells in the Williston Basin in 2011, including 17 gross (13.5 net) operated wells during the fourth quarter of 2011. At year-end, there were 25 gross (19.6 net) operated wells awaiting completion and 7 gross (4.8 net) operated wells in the process of drilling. The Company had two additional rigs moving between locations on December 31, 2011. On an operated and non-operated basis, the Company completed and brought on production 135 gross (53.6 net) oil and gas wells. Overall, from 2010 to 2011 the Company grew its number of productive gross wells by 55% (net 90%). The following table presents the total gross and net productive wells in the Bakken and Three Forks by project area as of year-end 2011 and 2010:

	December 31, 2011		December 31, 2010
	Gross	Net	Gross	Net
Williston Basin:
West Williston	109	61.8	53	20.0
East Nesson	91	37.1	66	29.3
Sanish	174	13.1	123	9.6

Total Williston Basin	374	112.0	242	58.9

Preliminary Fiscal Year 2011 Results

Oasis is providing preliminary unaudited financial results for the fiscal year 2011. Oasis has prepared the summary preliminary data below based on the most current information available to management. Its normal closing and financial reporting processes with respect to the preliminary financial data have not been fully completed. As a result, its actual financial results could be different from this summary preliminary financial data, and any differences could be material.

Average daily production for the full year 2011 increased to 10,724 Boepd, or by 106% over full year 2010. Average daily production for the fourth quarter of 2011 was 15,243 Boepd, an increase of 103% as compared to

7,511 Boepd in the fourth quarter of 2010. Sequential quarter-over-quarter production increased by 3,660 Boepd, or 32%. Average daily production by project area is listed in the following table:

	Average Daily Production for the Quarter Ended (Boepd):
Project Area	Dec 31, 2011	Sep 30, 2011	Change	% Change
Williston Basin:
West Williston	10,074	7,567	2,507	33%
East Nesson	3,478	2,220	1,258	57%
Sanish	1,630	1,711	(81)	-5%

Total Williston Basin	15,182	11,498	3,684	32%
Other	61	85	(24)	-28%

Total	15,243	11,583	3,660	32%

In December 2011, Oasis produced approximately 16,177 Boepd, which includes 6.3 million cubic feet per day (“MMcfpd”) of natural gas. The Company connected 72 operated wells in the fourth quarter of 2011 to gas infrastructure. Additionally, Oasis divested the last of its non-Williston Basin assets during the fourth quarter of 2011.

In the full year 2011, the Company expects its average realized oil price to be between $86.00 and $86.50 per barrel, which includes an approximate 8.5% to 9.0% differential to West Texas Intermediate (“WTI”) crude oil index prices. The following table provides Oasis’ Preliminary Estimates for fiscal year 2011 expenses:

FY 11
Metric	October Guidance	Preliminary Estimates
Lease Operating Expense (“LOE”) ($/Boe)	$8.00 - $9.00	$8.65 - $8.75
General & Administrative (“G&A”) ($/Boe)	$7.00 - $7.50	$7.45 - $7.55
Production Taxes (% of Revenue)	10.2% - 10.6%	10.2% - 10.3%

Oasis is estimating Capital Expenditures (“CapEx”) for the full year 2011 to total between $660 million and $667 million. The increase in the Company’s estimate for CapEx compared to the $627 million budget set in August 2011 was primarily due to increased interests in wells driven by acreage consolidation as well as higher than budgeted well costs. The Company had cash, cash equivalents, and short-term investments of $491 million and no outstanding indebtedness under its revolving credit facility as of December 31, 2011.

Leasehold Position

Oasis built its leasehold position in its West Williston, East Nesson and Sanish project areas through acquisitions and development activities and, as of December 31, 2011, had 307,430 net acres in the Williston Basin. The following table presents net acreage as of December 31, 2011:

Net Acreage
West Williston	201,265
East Nesson	97,756
Sanish	8,409

Total Williston Basin	307,430

Oasis has increased its acreage that is held by production to approximately 184 thousand as of year-end 2011.

Estimated Proved Reserves

Oasis’ total proved oil and natural gas reserves at December 31, 2011 were 78.7 MMBoe, a 98% increase over year-end 2010 proved reserves, and consisted of 69.1 million barrels ("MMBbls") of oil and 57.9 billion cubic feet ("Bcf") of natural gas utilizing an average WTI oil price of $96.23 per barrel and an average natural gas price of $4.12 per MMBtu. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. At year-end 2011, 88% of the Company's reserves were from oil and 46% of the total estimated reserves were developed.

The table below summarizes the Company’s estimated proved reserves and related PV-10 at December 31, 2011 and 2010 for each project area. The reserve estimates at December 31, 2011 and 2010 presented in the table below are based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated properties representing all of the Company’s PV-10 at December 31, 2011 and 2010 under the current SEC rules. The information in the following table does not give any effect to or reflect Oasis’ commodity hedges.

	December 31, 2011		December 31, 2010
Project area	Proved Reserves (MMBoe)	PV-10 (in millions)	Proved Reserves (MMBoe)	PV-10 (in millions)
Williston Basin:
West Williston	51.6	$1,242.6	22.9	$380.0
East Nesson	21.1	479.1	9.6	160.7
Sanish	6.0	182.0	7.2	156.4

Total Williston Basin	78.7	$1,903.7	39.7	$697.1
Other (Barnett shale properties):	—	—	0.1	0.7

Total(1)	78.7	$1,903.7	39.8	$697.8

(1)	PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows.

Total proved developed reserves increased from 17.0 MMBoe at year-end 2010 to 35.8 MMBoe at year-end 2011. The PV-10 of the Company’s proved developed reserves increased from $412.5 million at year-end 2010 to $1,148.8 million at year-end 2011.

Outlook for 2012

The Company’s 2012 capital expenditure budget totals $884 million, which consists of $846 million for Exploration and Production (“E&P”) CapEx and $38 million for other CapEx, including Oasis Well Services (“OWS”) and non-E&P capital. E&P CapEx primarily consists of:

•	$758 million of development capital for operated and non-operated wells (including expected savings from services provided by OWS);
•	$25 million for maintaining and expanding the Company’s leasehold position;
•	$57 million for constructing infrastructure to support production in Oasis’ core project areas, primarily related to salt water disposal systems that will lower LOE; and
•	$6 million for micro-seismic work, purchase of seismic data and other test work.

Other CapEx consists of the following:

•	$15 million for OWS, including $12 million for equipment budgeted and ordered in 2011 that will arrive in 1Q 2012; and
•	$23 million for non-E&P capital, including items such as district tools, administrative capital, and capitalized interest.

The Company currently has nine operated rigs running and has three additional rigs under contract yet to be delivered. The Company expects the wells spud by area in 2012 to be:

Wells Spud by Area	Gross Operated	Net Operated	Net Non Operated	Total Net Wells
West Williston	81	56.8	1.1	58.0
East Nesson	27	17.2	0.7	17.9
Sanish	0	0.0	4.1	4.1

Total	108	74.0	6.0	80.0

The following table provides Oasis’ forward-looking guidance for 2012:

Metrics	Range
Production (Boepd)
Full Year	18,000 - 22,000
1Q 2012	15,000 - 16,500
Full Year Financial Metrics
LOE ($/Boe)	$6.00 - $8.00
Transportation and Gathering ($/Boe)	$1.00 - $1.50
G&A ($ million)	$55 - 62
Production Taxes (% of E&P Revenue)	10.5% - 11.5%

Hedging Activity

The Company expects to continue to layer in additional commodity derivatives in 2012 to protect funding for its drilling program and its existing production volumes. As of January 25, 2012, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

	Weighted Average Prices ($/Bbl)
Type	Remaining Term	Sub-Floor	Floor	Cap	BOPD	Deferred	Total Barrels
2012
Partial Year
Three-Way Collar	6 Months (Jan-Jun)	$75.00	$95.00	$111.00	1,000		182,000
Three-Way Collar	6 Months (Jan-Jun)	$70.00	$90.00	$101.35	2,000		364,000
Deferred Puts	6 Months (Jul-Dec)	$70.00	$90.00			2,000	368,000
Full Year
Two-Way Collar	12 Months (Jan-Dec)		$85.56	$106.50	4,500		1,647,000
Three-Way Collar	12 Months (Jan-Dec)	$63.93	$89.64	$109.18	7,000		2,562,000
Deferred Puts	12 Months (Jan-Dec)	$75.00	$95.00			1,000	366,000

Total 2012 Hedges			$89.00	$107.72	14,500		5,489,000

2013
Two-Way Collar	12 Months (Jan-Dec)		$90.00	$112.78	2,000		730,000
Three-Way Collar	12 Months (Jan-Dec)	$71.00	$91.00	$113.04	5,000		1,825,000

Total 2013 Hedges			$90.71	$112.96	7,000		2,555,000

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company's reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Oasis Petroleum Inc.

Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.

Contact:

Oasis Petroleum Inc.

Richard Robuck, (281) 404-9600